Exhibit (a)(2)

BBR ALO FUND, LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

i

ARTICLE IX MISCELLANEOUS PROVISIONS		22
9.1	Amendment of Limited Liability Company Agreement	22
9.2	Special Power of Attorney	23
9.3	Notices	24
9.4	Agreement Binding Upon Successors and Assigns	24
9.5	Applicability of 1940 Act and Form N-2	24
9.6	Choice of Law; Arbitration	24
9.7	Not for Benefit of Creditors	25
9.8	Consents	26
9.9	Merger and Consolidation	26
9.10	Pronouns	26
9.11	Confidentiality	26
9.12	Severability	27
9.13	Filing of Returns	27
9.14	Tax Election	27
9.15	Entire Agreement	27
9.16	Discretion	27
9.17	Counterparts	28

ii

BBR ALO FUND, LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of BBR ALO FUND, LLC, a Delaware limited liability company (the "Fund"), is dated as of April 21, 2020 by and among the Organizational Member, BBR Partners, LLC, as Adviser, the Directors identified on Schedule I hereto, and each person hereinafter admitted to the Fund in accordance with this Agreement and reflected on the books of the Fund as a Member.

W I T N E S S E T H :

WHEREAS, the Fund heretofore has been formed as a limited liability company under the Delaware Limited Liability Company Act, pursuant to a Certificate of Formation dated and filed in the office of the Secretary of State of the State of Delaware on January 10, 2020;

WHEREAS, the Fund has heretofore been governed by a Limited Liability Company Agreement dated as of January 10, 2020 (the "Initial Agreement") entered into by the Organizational Member;

WHEREAS, the Organizational Member of the Fund desires to amend and restate the Initial Agreement in its entirety pursuant to the authority granted in Section 6 thereof; and

WHEREAS, the parties hereto seek to effect (i) the admission as Members of the Fund those persons listed as Members in the books and records of the Fund, and (ii) immediately thereafter, the resignation of the Organizational Member as a Member of the Fund.

NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants hereinafter set forth, it is hereby agreed as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement:

1940 Act means the Investment Company Act of 1940, as amended, and the rules, regulations and orders thereunder, as amended from time to time, or any successor law.

Adviser means BBR Partners, LLC or any successor investment adviser to the Fund, in its capacity as investment adviser under the Investment Advisory Agreement. The Adviser shall constitute a "manager" of the Fund within the meaning of the Delaware Act.

Advisers Act means the Investment Advisers Act of 1940, as amended from time to time.

Affiliate means "affiliated person" as such term is defined in the 1940 Act.

Agreement means this Amended and Restated Limited Liability Company Agreement, as amended and/or restated from time to time.

Board means the Board of Directors established pursuant to Section 2.6 hereof.

Certificate means the Certificate of Formation of the Fund and any amendments or amendments and restatements thereto as filed in the office of the Secretary of State of the State of Delaware.

Code means the United States Internal Revenue Code of 1986, as amended and as hereafter amended from time to time, or any successor law.

Delaware Act means the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.) as in effect on the date hereof and as amended from time to time, or any successor law.

Director means each natural person listed on Schedule I hereto who serves on the Board and any other natural person who, from time to time, pursuant hereto shall serve on the Board. Each Director shall constitute a "manager" of the Fund within the meaning of the Delaware Act.

Fiscal Period means each period commencing on the day immediately following the last day of the preceding Fiscal Period, and ending at the close of business on the first to occur of the following dates:

(1)	the last day of a Fiscal Year;

(2)	the last day of a Taxable Year;

(3)	the day preceding any day as of which the Fund issues Shares;

(4)	the day as of which the Fund admits a Substituted Member to whom a Share of a Member has been Transferred (unless there is no change of beneficial ownership);

(5)	any day on which the Fund makes any distribution to, or repurchases any Shares of, any Member; or

(6)	such other times as the Adviser shall determine.

Fiscal Year means each period commencing on April 1 of each year and ending on March 31 of the succeeding year (or on the date of a final distribution pursuant to Section 7.2 hereof), unless the Directors shall designate another fiscal year for the Fund that is a permissible fiscal year under the Code.

Form N-2 means the Fund's Registration Statement on Form N-2, as amended from time to time, filed with the Securities and Exchange Commission.

Fund means the limited liability company governed hereby, as such limited liability company may from time to time be constituted.

Independent Directors means those Directors who are not "interested persons" of the Fund as such term is defined in the 1940 Act.

Investment means any Investment Funds, Securities and other investments in which the Fund invests.

Investment Advisory Agreement means the investment advisory agreement entered into between the Adviser and the Fund, as from time to time in effect.

Investment Funds means unregistered pooled investment vehicles and/or accounts, and registered investment companies, if any, in which the Fund invests from time to time.

Liquidating Trustee means a liquidating trustee as defined in the Delaware Act.

Member means any Person who is admitted to the Fund as a member of the Fund in accordance with this Agreement and named as a member of the Fund in the books and records of the Fund, including any Person admitted to the Fund as a Substituted Member pursuant to Section 5.1 hereof, in such Person's capacity as a member of the Fund, until the Fund repurchases all of the Shares of such Person pursuant to Section 5.2 hereof or such Person otherwise ceases to be a member of the Fund.

Memorandum shall mean that confidential memorandum of the Fund, as amended and/or supplemented from time to time.

Organizational Member means the initial Member of the Fund.

Person means any individual, entity, corporation, partnership, association, limited liability company, joint-stock company, trust, estate, joint venture, organization or unincorporated organization.

RIC means a regulated investment company under the Code.

Securities means securities (including, without limitation, equities, debt obligations, options, and other "securities" as that term is defined in Section 2(a)(36) of the 1940 Act) and other financial instruments of U.S. and non-U.S. entities, including, without limitation, capital stock, shares of beneficial interests, partnership interests and similar financial instruments, as well as any contracts for forward or future delivery of any security, debt obligation, currency or commodity, all manner of derivative instruments and any contracts based on any index or group of securities, debt obligations, currencies or commodities, and any options thereon.

Shares means the equal proportionate shares into which the limited liability company interests of all Members are divided from time to time, each of which represents an interest in the Fund that is equal in all respects to all other Shares and as to which the holder thereof has such appurtenant rights and obligations as are set forth in this Agreement, and includes fractions of Shares as well as whole Shares.

Subscription Agreement means the agreement to be entered into by each Member whereby a Member subscribes for Shares in the Fund.

Substituted Member means any Person admitted to the Fund as a Member pursuant to the provisions of Section 5.1 hereof and shown as a Member in the books and records of the Fund.

Taxable Year means each period commencing on April 1 of each year and ending on March 31 of the succeeding year (or on the date of a final distribution pursuant to Section 7.2 hereof), unless the Directors shall designate another taxable year for the Fund that is a permissible taxable year under the Code or unless otherwise required by law.

Transfer means the assignment, transfer, grant of a participation in, pledge, gift, mortgage, charge, encumbrance, hypothecation, exchange or other disposition of all or any portion of a Share, including any right to receive any distributions attributable to a Share.

Unitary Management Fee means the fee paid to the Adviser out of the Fund's assets in accordance with Section 5 of the Investment Advisory Agreement.

ARTICLE II

ORGANIZATION; ADMISSION OF MEMBERS; BOARD

2.1               Formation of Limited Liability Company.

The Fund was organized as a limited liability company by filing the Certificate in the office of the Secretary of State of the State of Delaware pursuant to the Delaware Act. The Certificate may be amended and/or restated by the Adviser, without the consent of the Board or any Members, as provided in the Delaware Act or amended by the Adviser to change the address of the Fund's registered office in Delaware or the name and address of its registered agent in Delaware or to make corrections required by the Delaware Act. The Organizational Member, the Adviser and any Person or Persons designated by the Board hereby are designated as authorized persons of the Fund, within the meaning of the Delaware Act, to execute, deliver and file all additional certificates (and any amendments and/or restatements thereof) required or permitted by the Delaware Act to be filed in the office of the Secretary of State of the State of Delaware. The Board shall cause to be executed and filed with applicable governmental authorities any other instruments, documents and certificates which, in the opinion of the Fund's legal counsel, may from time to time be required by the laws of the United States of America, the State of Delaware or any other jurisdiction in which the Fund shall determine to do business, or any political subdivision or agency thereof, or which such legal counsel may deem necessary or appropriate to effectuate, implement and continue the valid existence and business of the Fund.

2.2               Name.

The name of the Fund shall be "BBR ALO Fund, LLC" or such other name as the Board hereafter may adopt upon causing an appropriate amendment to this Agreement to be adopted and to the Certificate to be filed in accordance with the Delaware Act, without the consent of any other Person. The Fund's business may be conducted under the name of the Fund or, to the fullest extent permitted by law, any other name or names deemed advisable by the Board.

2.3               Principal and Registered Office.

The Fund shall have its principal office at the principal office of the Adviser, or at such other place designated from time to time by the Board.

The Fund shall have its registered office in the State of Delaware at 251 Little Falls Drive, Wilmington, DE 19808 and shall have Corporation Service Company as its registered agent at such registered office for service of process in the State of Delaware, unless a different registered office or agent is designated from time to time by the Adviser in accordance with the Delaware Act.

2.4               Duration.

The term of the Fund commenced on the filing of the Certificate in the office of the Secretary of State of the State of Delaware and shall continue until the Fund is dissolved pursuant to Section 7.1 hereof.

2.5               Business of the Fund.

(a)               The business of the Fund is to identify, acquire, hold, manage and dispose of interests in Investment Funds and other Investments, in accordance with the terms of this Agreement and as described in the Memorandum, and to engage in any other activities, including cash management, which may be directly or indirectly related or incidental thereto or for the furtherance or accomplishment of the preceding purposes or of any other purpose permitted by the Delaware Act and the 1940 Act. Subject to Section 3.1 hereof, and if permitted by the 1940 Act, the Adviser may execute, deliver and perform all contracts, agreements and other undertakings on behalf of the Fund, including the Investment Advisory Agreement, any Subscription Agreements and any side letters to be executed by the Fund in connection with its investment activities or otherwise, and engage in all activities and transactions as may in the opinion of the Adviser be necessary or advisable to carry out the Fund's business and any amendments to any such contracts, agreements and other undertakings, all without any further act, vote or approval of any other Person, notwithstanding any other provision of this Agreement.

(b)               The Fund shall operate as a closed-end management investment company in accordance with the 1940 Act and subject to any fundamental policies and investment restrictions set forth in the Form N-2.

2.6               The Board.

(a)               The Organizational Member hereby designates those Persons listed on Schedule I, who have agreed to be bound by the terms of this Agreement pertaining to the obligations of Directors, to serve as Directors on the Board. The Board may, subject to the provisions of paragraphs (a) and (b) of this Section 2.6 with respect to the number of and vacancies in the position of Director and the provisions of Section 3.3 hereof with respect to the election of Directors by Members, designate any Person who shall agree to be bound by all of the terms of this Agreement as a Director. The names and mailing addresses of the Directors shall be set forth in the books and records of the Fund.

(b)                Each Director shall serve as a Director for the life of the Fund, unless his or her status as a Director shall be sooner terminated pursuant to Section 4.2 hereof. If any vacancy in the position of a Director occurs, the remaining Directors may appoint a Person to serve in such capacity, so long as immediately after such appointment at least two-thirds of the Directors then serving would have been elected by the Members. The Directors may call a meeting of Members to fill any vacancy in the position of Director, and shall do so within 60 days after any date on which Directors who were elected by the Members cease to constitute a majority of the Directors then serving as Directors.

(c)                If no Director remains, the Adviser shall promptly call a meeting of the Members, to be held within 60 days after the date on which the last Director ceased to act in that capacity, for the purpose of determining whether to continue the business of the Fund and, if the business shall be continued, of electing the required number of Directors. If the Members shall determine at such meeting not to continue the business of the Fund or if the required number of Directors is not elected within 60 days after the date on which the last Director ceased to act in that capacity, then the Fund shall be dissolved pursuant to Section 7.1 hereof and the assets of the Fund shall be wound up and distributed pursuant to Section 7.2 hereof.

2.7               Members.

The Board may admit one or more Members as of the beginning of each calendar month or at such other times as the Board may determine. Members may be admitted to the Fund subject to the condition that each such Member shall execute either a counterpart of this Agreement or an instrument pursuant to which such Member agrees to be bound by all the terms and provisions hereof. The Fund, in its absolute discretion, may reject applications for the purchase of Shares in the Fund. The admission of any Person as a Member shall be effective upon the revision of the books and records of the Fund to reflect the name and the purchase of Shares of such additional Member. The Members listed on the books and records of the Fund on the date hereof are hereby admitted as members of the Fund.

2.8               Organizational Member.

Immediately following the admission to the Fund of any additional Member pursuant to Section 2.7 hereof, the Organizational Member shall automatically resign from the Fund as the Organizational Member and shall cease to be a member of the Fund, in each case without further action by the Organizational Member or the Fund.

2.9               Both Directors and Members.

A Person may at the same time be a Director and a Member, or the Adviser and a Member, in which event such Person's rights and obligations in each capacity shall be determined separately in accordance with the terms and provisions hereof and as provided in the Delaware Act.

2.10           Limited Liability.

Except as otherwise provided under applicable law, none of the Members, Directors, nor the Adviser shall be liable personally for the Fund's debts, obligations or liabilities, whether arising in contract, tort or otherwise, solely by reason of being a member or manager of the Fund in an amount in excess of the Shares of such Member, plus such Member's share of undistributed profits and assets, except that a Member may be obligated to repay any funds wrongfully distributed to such Member. In addition, except for the obligations set forth hereunder and under any other agreements between Members and the Fund, the liability of the Members shall be limited to the maximum extent permitted by the Delaware Act. If a Member is required under the Delaware Act to return to the Fund or pay, for the benefit of creditors of the Fund, amounts previously distributed to such Member, the obligation of such Member to return or pay any such amount to the Fund shall be the obligation of such Member and not the obligation of the Adviser. The liability of the Adviser shall be limited to the maximum extent permitted by the Delaware Act, subject to any limitations provided in the 1940 Act and the Advisers Act.

ARTICLE III

MANAGEMENT

3.1               Management.

(a)               Subject to the requirements of the 1940 Act, the business and affairs of the Fund shall be managed under the direction of the Board. The Board shall have the right, power and authority, on behalf of the Fund and in its name, to do all things necessary and proper to carry out its duties hereunder. Except to the extent otherwise expressly provided in this Agreement, each Director (whether or not an Independent Director) shall be vested with the same powers, authority and responsibilities on behalf of the Fund as are customarily vested in each director of a closed-end management investment company registered under the 1940 Act that is organized under Delaware law. No Director shall have the authority individually to act on behalf of or to bind the Fund except within the scope of such Director's authority as delegated by the Board. The Board may delegate the management of the Fund's day-to-day operations to one or more officers or other Persons (including, without limitation, the Adviser), subject to the investment objective and policies of the Fund and to the oversight of the Board. During any period in which the Fund shall have no Directors, the Adviser shall continue to serve as investment adviser to the Fund and shall have the authority to manage the business and affairs of the Fund, but only until such time as one or more Directors are elected by the Members or the Fund is dissolved in accordance with Section 7.1 hereof.

(b)               The Board shall have the exclusive authority and discretion to make any elections required or permitted to be made by the Fund under any provisions of the Code or any other revenue laws.

(c)               Members shall have no right to participate in and shall take no part in the management or control of the Fund's business and shall have no right, power or authority to act for or bind the Fund. Members shall have the right to vote on any matters only as provided in this Agreement or on any matters that require the approval of the holders of voting securities under the 1940 Act or as otherwise required in the Delaware Act.

(d)               The Board may delegate to any Person any rights, power and authority vested by this Agreement in the Board to the extent permissible under applicable law.

3.2               Actions by the Board.

(a)                Unless provided otherwise in this Agreement, the Board shall act only: (i) by the affirmative vote of a majority of the Directors (which majority shall include any requisite number of Independent Directors required by the 1940 Act) present at a meeting duly called at which a quorum of the Directors shall be present (in person or, if in person attendance is not required by the 1940 Act, in person or by telephone); or (ii) by written consent of a majority of the Directors without a meeting and without prior notice, if permissible under the 1940 Act.

(b)                The Board may designate from time to time a Chairman who shall preside at all meetings. Any such Person who is an Independent Director shall be a non-executive Chairman of the Fund. Meetings of the Board may be called by the Chairman or any two Directors, and may be held on such date and at such time and place as the Board shall determine. Each Director shall be entitled to receive written notice of the date, time and place of such meeting within a reasonable time in advance of the meeting. Notice need not be given to any Director who shall attend a meeting without objecting to the lack of notice or who shall execute a written waiver of notice with respect to the meeting. Directors may attend and participate in any meeting by telephone, except where in person attendance at a meeting is required by the 1940 Act. A majority of the Directors then in office shall constitute a quorum at any meeting.

(c)                The Board may designate from time to time agents and employees of the Fund who shall have the same powers and duties on behalf of the Fund (including the power to bind the Fund) as are customarily vested in officers of a Delaware corporation or such powers as are otherwise delegated to them by the Board, and designate them as officers of the Fund.

3.3               Meetings of Members.

(a)                Actions requiring the vote of the Members may be taken at any duly constituted meeting of the Members at which a quorum is present. Except as otherwise provided in Section 2.6(c) hereof, meetings of the Members may be called by the Board or by Members holding one-third of the total number of votes eligible to be cast by all Members, and may be held at such time, date and place as the Board or, to the extent applicable, the Adviser shall determine. The Board shall arrange to provide written notice of the meeting, stating the date, time and place of the meeting and the record date therefor, to each Member entitled to vote at the meeting within a reasonable time prior thereto. Failure to receive notice of a meeting on the part of any Member shall not affect the validity of any act or proceeding of the meeting, so long as a quorum shall be present at the meeting. Only matters set forth in the notice of a meeting may be voted on by the Members at a meeting. The presence in person or by proxy of Members holding one-third of the total number of votes eligible to be cast by all Members as of the record date shall constitute a quorum at any meeting. In the absence of a quorum, a meeting of the Members may be adjourned by action of a majority of the Members present in person or by proxy without additional notice to the Members. Except as otherwise required by any provision of this Agreement or of the 1940 Act, (i) those candidates receiving a plurality of the votes cast at any meeting of Members shall be elected as Directors, and (ii) all other actions of the Members taken at a meeting shall require the affirmative vote of Members holding a majority of the total number of votes eligible to be cast by those Members who are present in person or by proxy at such meeting.

(b)                On each matter submitted to a vote of Members, all Shares shall vote as a single class. Members shall not be entitled to cumulative voting in any circumstance.

(c)                Each whole Share shall be entitled to one vote, and each fractional Share shall be entitled to a proportionate fractional vote, as to any matter on which the Member is entitled to vote as of the record date. The Board or, to the extent applicable, the Adviser shall establish a record date not less than 10 nor more than 60 days prior to the date of any meeting of Members to determine eligibility to vote at such meeting and the number of votes which each Member will be entitled to cast thereat, and shall maintain for each such record date a list setting forth the name of each Member and the number of votes that each Member will be entitled to cast at the meeting.

(d)                A Member may vote at any meeting of Members by a proxy properly executed in writing by the Member and filed with the Fund before or at the time of the meeting. A proxy may be suspended or revoked, as the case may be, by the Member executing the proxy by a later writing delivered to the Fund at any time prior to exercise of the proxy or if the Member executing the proxy shall be present at the meeting and decide to vote in person. Any action of the Members that is permitted to be taken at a meeting of the Members may be taken without a meeting and without prior notice if consents in writing, setting forth the action taken, are signed by Members holding a majority of the total number of votes eligible to be cast or such greater percentage as may be required in order to approve such action.

3.4               Custody of Assets of the Fund.

The physical possession of all funds, Securities or other property of the Fund shall be held, controlled and administered by one or more custodians retained by the Fund, at all times in accordance with the requirements of the 1940 Act.

3.5               Other Activities of Members, Directors and the Adviser.

(a)                None of the Directors or officers of the Fund nor the Adviser shall be required to devote full time to the affairs of the Fund, but shall devote such time as may reasonably be required to perform their obligations under this Agreement and any other agreement they may have with the Fund.

(b)                The Adviser and any Member, officer of the Fund, Director, or Affiliate of any of them, may engage in or possess an interest in other business ventures or commercial dealings of every kind and description, independently or with others, including, but not limited to, acquisition and disposition of Securities and Investment Funds, provision of investment advisory or brokerage services, serving as directors, officers, employees, advisors or agents of other companies, partners of any partnership, members of any limited liability company, or trustees of any trust, or entering into any other commercial arrangements. No Member shall have any rights in or to such activities of the Adviser or any other Member, officer of the Fund, Director, or Affiliates of any of them, or any profits derived therefrom, and the pursuit of such activities, even if competitive with the activities of the Fund, shall not be deemed wrongful or improper. Subject to any limitations provided in the 1940 Act and the Advisers Act, no such Person shall be liable to the Fund or any Members for breach of any fiduciary or other duty by reason of the fact that such Person pursues or acquires for, or directs an opportunity to another Person or does not communicate such opportunity to the Fund.

3.6               Standard of Care.

(a)               The Directors, officers of the Fund, the Adviser, including any officer, director, member, partner, principal, employee or agent of the Adviser and each of their respective affiliates, shall not be liable to the Fund or to any of its Members for any loss or damage occasioned by any act or omission in the performance of such Person's services under this Agreement, unless it shall be determined by final judicial decision on the merits from which there is no further right to appeal that such loss is due to an act or omission of such Person constituting willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Person's duties hereunder.

(b)               A Member not in breach of any obligation hereunder or under any agreement pursuant to which the Member subscribed for a Share shall be liable to the Fund, any other Member or Person bound by this Agreement only as required by applicable law or otherwise provided in this Agreement.

3.7               Indemnification.

(a)               To the fullest extent permitted by law, the Fund shall, subject to Section 3.7(b) hereof, indemnify: each Director (including, for this purpose, their executors, heirs, assigns, successors or other legal representatives); each officer of the Fund; the Adviser; each officer or agent of the Adviser; and the executors, heirs, assigns, successors or other legal representatives of each of the foregoing, and of any Person who controls or is under common control, or otherwise is affiliated, with the Adviser and its executors, heirs, assigns, successors or other legal representatives against all losses, claims, damages, liabilities, costs and expenses, including, but not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and reasonable counsel fees, incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which such indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, while in office or thereafter, by reason of being or having been a Director, or an officer of the Fund, or the Adviser, or an officer or agent of the Adviser, or the past or present performance of services to the Fund by such indemnitee, except to the extent such loss, claim, damage, liability, cost or expense shall have been finally determined in a non-appealable decision on the merits in any such action, suit, investigation or other proceeding to have been incurred or suffered by such indemnitee by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office. The rights of indemnification provided under this Section 3.7 shall not be construed so as to provide for indemnification of an indemnitee for any liability (including liability under federal securities laws which, under certain circumstances, impose liability even on Persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 3.7 to the fullest extent permitted by law.

(b)              Expenses, including reasonable counsel fees, so incurred by any such indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties), may be paid from time to time by the Fund in advance of the final disposition of any such action, suit, investigation or proceeding upon receipt of an undertaking by or on behalf of such indemnitee to repay to the Fund amounts so paid if it shall ultimately be determined that indemnification of such expenses is not authorized under Section 3.7(a) hereof; provided, however, that (i) such indemnitee shall provide security for such undertaking, (ii) the Fund shall be insured by or on behalf of such indemnitee against losses arising by reason of such indemnitee's failure to fulfill his or its undertaking, or (iii) a majority of the Directors (excluding any Director who is seeking advancement of expenses hereunder) or independent legal counsel in a written opinion shall determine based on a review of readily available facts (as opposed to a full trial type inquiry) that there is reason to believe such indemnitee ultimately will be entitled to indemnification. If independent legal counsel is engaged to make a determination regarding the advancement of expenses in accordance with this Section 3.7, and if the indemnitee is an Independent Director, or such other Person who may be entitled to such a rebuttable presumption under Section 17(h) of the 1940 Act and judicial interpretations thereof, or interpretations thereof by the Securities and Exchange Commission or its staff, there shall be a rebuttable presumption by such counsel that the indemnitee is not liable to the Fund or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office.

(c)              As to the disposition of any action, suit, investigation or proceeding (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court, or by any other body before which the proceeding shall have been brought, that an indemnitee is liable to the Fund or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office, indemnification shall be provided pursuant to Section 3.7(a) hereof if (i) approved by a majority of the Directors who are not parties to the action, suit, investigation or proceeding upon a determination based upon a review of readily available facts (as opposed to a full trial-type inquiry) that such indemnitee acted in good faith and in the reasonable belief that such actions were in the best interests of the Fund and that such indemnitee is not liable to the Fund or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office, or (ii) the Directors secure a written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) to the effect that such indemnitee acted in good faith and in the reasonable belief that such actions were in the best interests of the Fund and that such indemnitee is not liable to the Fund or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office.

(d)             Any indemnification or advancement of expenses made pursuant to this Section 3.7 shall not prevent the recovery from any indemnitee of any such amount if such indemnitee subsequently shall be determined in a decision on the merits in any action, suit, investigation or proceeding involving the liability or expense that gave rise to such indemnification or advancement of expenses to be liable to the Fund or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office. In any suit brought by an indemnitee to enforce a right to indemnification under this Section 3.7 it shall be a defense that, and in any suit in the name of the Fund to recover any indemnification or advancement of expenses made pursuant to this Section 3.7 the Fund shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in this Section 3.7. In any such suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made pursuant to this Section 3.7, the burden of proving that the indemnitee is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this Section 3.7 shall be on the Fund (or any Member acting derivatively or otherwise on behalf of the Fund or its Members).

(e)              An indemnitee may not satisfy any right of indemnification or advancement of expenses granted in this Section 3.7 or to which he, she or it may otherwise be entitled except out of the assets of the Fund, and no Member shall be personally liable with respect to any such claim for indemnification or advancement of expenses, except to the extent provided in Section 2.10 hereof.

(f)               The rights of indemnification provided hereunder shall not be exclusive of or affect any other rights to which any Person may be entitled by contract or otherwise under law. Nothing contained in this Section 3.7 shall affect the power of the Fund to purchase and maintain liability insurance on behalf of any officer of the Fund, Director, the Adviser or other Person.

3.8              Fees, Expenses and Reimbursement.

(a)              The Board may cause the Fund to compensate each Director for his or her services hereunder. In addition, the Fund shall reimburse the Directors for reasonable out-of-pocket expenses incurred by them in performing their duties under this Agreement.

(b)              The Fund shall bear all expenses incurred in the business of the Fund other than those specifically required to be borne by the Adviser pursuant to the Investment Advisory Agreement. Expenses to be borne by the Fund include, but are not limited to, the following:

(1)	expenses borne indirectly through the Fund's Investments, including, without limitation, any fees and expenses charged by the general partners, managing members, investment advisers or sponsors thereof (such as management fees, performance or incentive fees or allocations, if applicable, monitoring fees, property management fees, pass through expenses and costs and redemption or withdrawal fees);

(2)	all costs and expenses directly related to portfolio transactions and positions for the Fund's account, such as direct and indirect expenses associated with the Fund's Investments (whether or not consummated), and enforcing the Fund's rights in respect of such investments;

(3)	interest expenses and costs of borrowing;

(4)	if applicable, brokerage commissions, interest and commitment fees on loans and debit balances, borrowing charges on securities sold short, dividends on securities sold but not yet purchased and margin fees;

(5)	the Unitary Management Fee;

(6)	any fees payable to underlying investment managers engaged to sub-advise the Fund's assets;

(7)	all costs and expenses associated with the organization and initial registration of the Fund;

(8)	any extraordinary expenses, that is, those incurred outside of the ordinary course of business, including, without limitation: indemnification expenses; costs and expenses incurred in connection with, including in preparation for and any judgments or settlements resulting from, any claim, litigation, arbitration, mediation, investigation or inquiry (whether civil, criminal, administrative, governmental, regulatory or otherwise), or similar proceeding; and costs and expenses incurred in connection with holding and/or soliciting proxies for a meeting of Members;

(9)	all taxes to which the Fund may be subject, directly or indirectly, and whether in the U.S., any state thereof or any other U.S. or non-U.S. jurisdictions, including, but not limited to, excise taxes on undistributed income, transfer taxes and premiums and taxes withheld on non-U.S. dividends or other non-U.S. source income; and

(10)	such other types of expenses as may be approved from time to time by the Board.

The Adviser shall be entitled to reimbursement from the Fund for any of the above expenses that the Adviser pays on behalf of the Fund.

(c)              The Fund from time to time, alone or in conjunction with other Affiliates of the Adviser or accounts for which the Adviser, or any Affiliate of the Adviser, acts as general partner, managing member or investment adviser, may purchase insurance in such amounts, from such insurers and on such terms as the Board shall determine.

3.9              Liabilities and Duties.

Notwithstanding anything herein to the contrary, the Members agree that the provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Member, officer of the Fund, a Director or other Person otherwise existing at law or in equity, replace such other duties and liabilities of such Member, officer of the Fund, Director or other Person.

ARTICLE IV

TERMINATION OF STATUS OR REMOVAL OF ADVISER AND DIRECTORS

4.1              Termination of Status of the Adviser.

The status of the Adviser as the investment adviser of the Fund shall terminate if the Investment Advisory Agreement with the Adviser terminates and the Fund does not enter into a new Investment Advisory Agreement with such Person, effective as of the date of such termination.

4.2              Termination of Status of a Director.

The status of a Director shall terminate if the Director shall: (i) die; (ii) be adjudicated incompetent; (iii) withdraw or resign as a Director (upon not less than 90 days' prior written notice to the other Directors, unless the other Directors waive such notice) voluntarily or in accordance with any retirement policy; (iv) be removed under Section 4.3 hereof; (v) be certified by a physician to be mentally or physically unable to perform his duties hereunder; or (vi) have a receiver appointed to administer the property or affairs of such Director.

4.3              Removal of the Directors.

Any Director may be removed either by (a) the vote or written consent of at least two-thirds of the Directors not subject to the removal vote or (b) the vote or written consent of Members holding not less than two-thirds of the total number of votes eligible to be cast by all Members.

ARTICLE V

TRANSFERS AND REPURCHASES OF SHARES

5.1              Transfer of Shares.

(a)              Shares may be Transferred only by operation of law as a result of the death, bankruptcy, insolvency, adjudicated incompetence or dissolution of a Member. Otherwise, a Member may not Transfer its Shares, in whole or in part, to any Person without the prior written consent of the Adviser, which consent may be withheld in the Adviser's sole and absolute discretion. To the fullest extent permitted by law, any attempted Transfer shall be null and void unless effected in accordance with this Article V.

(b)              Notwithstanding Section 5.1(a) hereof, the Adviser will not unreasonably withhold its consent to the Transfer of a Member's Shares to a family member, trust or other similar Person or entity for estate planning purposes.

(c)              The Adviser may condition its consent to a Transfer under Section 5.1(a) hereof on the Transfer meeting each of the following conditions:

(1)	the transferee meets the investor eligibility requirements established by the Fund from time to time;

(2)	such Transfer, itself or together with any other Transfers, would not cause the Fund to fail to qualify as a RIC or otherwise cause the Fund to be treated as a partnership for U.S. federal income tax purposes;

(3)	such Transfer does not require the registration or qualification of such Shares pursuant to any applicable federal or state securities or "blue sky" laws;

(4)	such Transfer does not result in a violation of the federal securities laws or other laws ordinarily applicable to such transactions;

(5)	the transferor shall reaffirm, and the purported transferee shall affirm, in writing his, her or its agreement to indemnify as described in Section 5.1(g) hereof;

(6)	no facts are known to the Adviser that cause the Adviser to conclude that such Transfer will have an adverse effect on the Fund; and

(7)	the transferee has agreed in writing to become a party to, "Member" under and subject to all of the terms, obligations and limitations of this Agreement.

(d)              If any transferee does not meet the investor eligibility requirements established by the Fund from time to time, or if the Adviser does not consent to a Transfer, the Fund reserves the right to reject the Transfer or repurchase the transferred Shares from the Member's successor pursuant to Section 5.2 hereof.

(e)              Upon any Transfer approved by the Adviser:

(1)	the transferee shall be entitled to (i) the right to tender such Shares for repurchase by the Fund in connection with an offer to purchase Shares made by the Fund, and (ii) receive any distributions to which the Transferring Member would have been entitled with respect to such Transferred Shares, but shall not be entitled to exercise any of the other rights of a Member with respect to such Transferred Shares, including, without limitation, the right to vote, unless and until such transferee is admitted to the Fund as a Substituted Member pursuant to Section 5.1(h) hereof; and

(2)	the Transferring Member shall cease to be a member of the Fund if it has assigned all of its Shares.

(f)               Each Transferring Member agrees that it will pay all costs and expenses incurred by the Fund and the Adviser in connection with such Transfer, including, without limitation, attorneys' and accountants' fees incurred by the Fund and any transfer, stamp, documentary or other similar taxes in connection with a Transfer of Shares by such Transferring Member, including any continuing administrative and other expenses. Such expenses shall be due and payable on the day the transferee is admitted to the Fund as a Substituted Member.

(g)              Unless otherwise agreed to in writing by the Adviser and the Board, each Transferring Member shall, to the fullest extent permitted by law, indemnify and hold harmless the Fund, the Adviser, the Directors, the officers of the Fund, each other Member and any successor, assign or Affiliate of any of the foregoing from and against all taxes, costs, claims, damages, liabilities, losses and expenses (including legal or other expenses incurred in investigating or defending against any losses, claims, damages, liabilities, costs and expenses, or any judgments, fines and amounts paid in settlement or incurred in investigating or defending such matters), joint or several, to which those Persons may become subject by reason of, or arising from, any Transfer made by such Member in contravention of the provisions of this Agreement, or any misrepresentation by such Member (and such Member's transferee) in connection with any purported Transfer.

(h)              No transferee shall be admitted to the Fund as a Substituted Member until each of the following conditions (any or all of which may be waived by each of the Adviser or the Board, in its sole discretion) has been satisfied:

(1)	receipt by the transferee of the written consent of the Adviser, which consent may be withheld or granted in the sole and absolute discretion of the Adviser;

(2)	the execution and delivery to the Fund by the Substituted Member of either a counterpart of this Agreement, or an instrument pursuant to which such Substituted Member agrees to be bound by all the terms and provisions hereof, which shall constitute a counterpart hereof;

(3)	receipt by the Fund of other written instruments that are in form and substance satisfactory to the Adviser (as determined in its sole discretion), including, without limitation, an opinion of counsel regarding the tax or regulatory effects of such admission;

(4)	payment by the Transferring Member to the Fund of all costs and expenses incurred by the Fund and the Adviser in connection with such Transfer, including, without limitation, attorneys' and accountants' fees incurred by the Fund and any transfer, stamp, documentary or other similar taxes in connection with a Transfer of Shares by such Transferring Member, including any continuing administrative and other expenses;

(5)	the updating of the books and records of the Fund to reflect the admission of the Substituted Member; and

(6)	any other information or documentation as the Adviser may request.

5.2              Repurchase of Shares.

(a)              Except as otherwise provided in this Agreement, no Member or other Person holding any Shares shall have the right to resign or tender to the Fund for repurchase any such Shares. The Board may from time to time, and in its complete and exclusive discretion and on such terms and conditions as it may determine, cause the Fund to offer to repurchase Shares from Members, including the Adviser or any of its affiliates, pursuant to written tenders. In determining whether to cause the Fund to offer to repurchase Shares from Members pursuant to written tenders, the Board shall consider the following factors, among others:

(1)	whether any Members have requested to tender Shares to the Fund;

(2)	the liquidity of the Fund's assets (including fees and costs, if any, associated with withdrawing from or disposing of the Fund's Investments);

(3)	the investment plans and working capital and reserve requirements of the Fund;

(4)	the relative economies of scale of the tenders with respect to the size of the Fund;

(5)	the history of the Fund in repurchasing Shares;

(6)	the availability of information as to the value of the Fund's Investments;

(7)	the existing conditions of the securities markets and the economy generally, as well as political, national or international developments or current affairs;

(8)	any anticipated tax consequences to the Fund of any proposed repurchases of Shares; and

(9)	the recommendations of the Adviser.

The Board shall cause the Fund to repurchase Shares pursuant to written tenders only on terms and conditions fair to the Fund and to all Members (including Persons holding Shares acquired from Members), as applicable. Notwithstanding the foregoing, the Fund shall not repurchase any Shares if such repurchase would violate the Delaware Act or any other applicable law.

(b)              Subject to applicable law, the Board may cause the Fund to repurchase any Shares of a Member or any Person acquiring any Shares from or through a Member if the Board determines or has reason to believe that:

(1)	such Shares have been Transferred in violation of Section 5.1 hereof;

(2)	such Member or Person does not meet any investor eligibility requirements established by the Fund from time to time;

(3)	ownership of Shares by such Member or Person is likely to cause the Fund to be in violation of, require registration of any Shares under, or subject the Fund to additional registration or regulation under, the securities, commodities or other laws of the United States or any other relevant jurisdiction;

(4)	continued ownership of Shares by such Member or Person may be harmful or injurious to the business or reputation of the Fund, or may subject the Fund or any of the Members to an undue risk of adverse tax or other consequences or restrictions;

(5)	any of the representations and warranties made by such Member or Person in connection with the acquisition of Shares was not true when made or has ceased to be true;

(6)	such Member or Person is likely to be subject to additional regulatory or compliance requirements under special laws or regulations by virtue of continuing to hold any Shares;

(7)	the account balance of the Member or Person, if not an officer or employee of the Adviser, falls below $25,000; or

(8)	it would be in the interests of the Fund, as determined by the Board.

(c)              Repurchases of Shares by the Fund shall be payable in non-interest bearing promissory notes, unless the Board, in its discretion, determines otherwise, or, in the discretion of the Board, in Securities (or any combination of Securities and cash) of equivalent value. All such repurchases shall be subject to any and all conditions as the Board may impose and shall be effective as of a date set by the Board after receipt by the Fund of all eligible written tenders of Shares. The amount due to any Member whose Shares are repurchased shall be equal to the net asset value of such Member's Shares as applicable as of the effective date of repurchase.

ARTICLE VI

SHARES

6.1              Shares.

(a)              The number of the Fund's authorized Shares and the number of Shares that may be issued is unlimited, and, subject to Section 2.7 hereof and Section 6.1(j) hereof, the Board may issue Shares for such consideration and on such terms as it may determine (or for no consideration if issued in connection with a distribution in Shares or a split of Shares), or may reduce the number of issued Shares in proportion to the relative net asset value of the Shares then outstanding, all without action or approval of the Members.

(b)              In accordance with Section 2.9 hereof, any Director, officer or other agent of the Fund (including, without limitation, the Adviser), and any organization in which any such Person is interested may acquire, own, and dispose of Shares of the Fund to the same extent as if such Person were not a Director, officer or other agent of the Fund; and the Fund may issue and sell or cause to be issued and sold and may purchase Shares from any such Person or any such organization subject only to the limitations, restrictions or other provisions applicable to the sale or purchase of Shares generally.

(c)              Shares shall not be represented by certificates, but only by notation on the Share records of the Fund, as kept by the Fund or by any transfer or similar agent, as the case may be. The Share records of the Fund, whether maintained by the Fund or any transfer or similar agent, as the case may be, shall be conclusive as to who are the holders of Shares and as to the number of Shares held from time to time by each such Person.

(d)             All consideration received by the Fund for the issue or sale of Shares, together with all assets in which such consideration is invested or reinvested, all income, earnings, profits, proceeds thereof, including any proceeds derived from the sale, exchange or liquidation of such assets, and any funds or payments derived from any reinvestment of such proceeds in whatever form the same may be, shall irrevocably belong to the Fund generally and not to the account of any particular Member or holder of Shares, subject only to the rights of creditors, and shall be so recorded upon the books of account of the Fund.

(e)             Except to the extent otherwise expressly provided in this Agreement, the liabilities, expenses, costs, charges and reserves attributable to the Fund shall be charged and allocated to the assets belonging to the Fund generally and not to the account of any particular Member or holder of Shares and shall be so recorded upon the books of account of the Fund.

(f)               Distributions on Shares may be paid to the Members or holders of Shares, with such frequency as the Board may determine, which may be daily or otherwise pursuant to a standing resolution or resolutions adopted only once or with such frequency as the Board may determine, from such of the income, capital gains accrued or realized, and capital and surplus, after providing for actual and accrued liabilities of the Fund. All distributions on Shares shall be paid to holders of Shares at the date and time of record established for the payment of such distributions, except that in connection with any distribution program or procedure the Board may determine that no distribution shall be payable on Shares as to which the Member's purchase order and/or payment have not been received by the time or times established by the Board under such program or procedure. Distributions on Shares may be made in cash or Shares or a combination thereof as determined by the Board or pursuant to any program that the Board may have in effect at the time for the election by each Member or other holder of Shares of the mode of the making of such distribution to that Person. Any distribution paid in Shares will be paid at the net asset value thereof as determined in accordance with Section 8.2 hereof. Notwithstanding anything in this Agreement to the contrary, the Board may at any time declare and distribute a distribution of Shares or other property pro rata among the Members or other holders of Shares at the date and time of record established for the payment of such distributions.

(g)              Notwithstanding anything to the contrary contained herein, neither the Board nor the Adviser nor the Members, nor any other Person on behalf of the Fund, shall make a distribution to the Members on account of their interest in the Fund if such distribution would violate the Delaware Act or any other applicable law.

(h)              Shares shall be transferable only in accordance with Section 5.1 hereof.

(i)               Except as provided herein, each Share shall represent an equal proportionate interest in the assets of the Fund (subject to the liabilities of the Fund), and each Share shall be equal with respect to net asset value per Share as against each other Share. The rights attaching to all Shares shall be identical as to right of repurchase by the Fund, distributions (whether or not on liquidation), and voting rights. The Board may from time to time divide or combine the Shares into a greater or lesser number of Shares provided that such division or combination does not change the proportionate beneficial interest in the assets of the Fund of any Member or other holder of Shares or in any way affect the rights of Shares.

(j)               The Board, subject to Section 2.7 hereof, may accept investments in the Fund by way of Share purchase, from such Persons, on such terms (including minimum purchase amounts) and for such consideration, not inconsistent with the provisions of the 1940 Act, as they from time to time authorize or determine. Such investments may be in the form of cash, Securities or other property in which the Fund is authorized to invest, hold or own, valued as provided in Section 8.2 hereof. The Board may authorize any distributor, principal underwriter, custodian, transfer agent or other Person to accept orders for the purchase or sale of Shares that conform to such authorized terms and to reject any purchase or sale orders for Shares whether or not conforming to such authorized terms.

(k)              Shares may be issued as fractions thereof. Any fractional Share, if outstanding, shall carry proportionately all the rights and obligations of a whole Share, including those rights and obligations with respect to voting, receipt of distributions, redemption of Shares, and liquidation of the Fund. Fractions of Shares shall be calculated to three decimal points.

ARTICLE VII

DISSOLUTION AND LIQUIDATION

7.1              Dissolution.

(a)              The Fund shall be dissolved at any time there are no Members, unless the Fund is continued in accordance with the Delaware Act, or upon the occurrence of any of the following events:

(1)	upon the affirmative vote to dissolve the Fund by the Board;

(2)	upon the determination of the Members not to continue the business of the Fund at a meeting called by the Adviser in accordance with Section 2.6(c) hereof when no Director remains to continue the business of the Fund or if the required number of Directors is not elected within 60 days after the date on which the last Director ceased to act in that capacity;

(3)	at the election of the Adviser to dissolve the Fund;

(4)	the entry of a decree of dissolution of the Fund under the Delaware Act; or

(5)	as required by operation of law.

Except as provided above, Members shall not have the authority, by vote or otherwise, to dissolve or cause the dissolution of the Fund. Dissolution of the Fund shall be effective on the day on which the event giving rise to the dissolution shall occur, but the Fund and this Agreement shall not terminate until the assets of the Fund have been liquidated and applied in accordance with Section 7.2 hereof and the Certificate has been canceled. The obligations set forth in Section 3.7 and Section 9.11 shall survive the termination of the Fund and the termination of this Agreement. Upon the dissolution, completion of winding up of the Fund as required by this Agreement and the Delaware Act, and cancellation of the Certificate in accordance with the Delaware Act, the existence of the Fund and, except as expressly provided otherwise herein, this Agreement, shall terminate.

7.2              Liquidation of Assets.

(a)              Upon the dissolution of the Fund as provided in Section 7.1 hereof, the Board, acting directly or through a Liquidating Trustee it selects, shall wind up, in an orderly manner, the business and administrative affairs of the Fund, except that if the Board is unable to perform this function, a Liquidating Trustee elected by Members holding a majority of the total number of votes eligible to be cast by all Members shall wind up, in an orderly manner, the business and administrative affairs of the Fund. The proceeds from winding up shall, subject to the Delaware Act, be distributed in the following manner:

(1)	in satisfaction (whether by payment or the making of reasonable provision for payment thereof) of the debts and liabilities of the Fund, including the expenses of winding up (including legal and accounting expenses incurred in connection therewith), but not including debts and liabilities to Members, up to and including the date that distribution of the Fund's assets to the Members has been completed, shall first be paid on a pro rata basis;

(2)	such debts, liabilities or obligations as are owing to the Members shall be paid next in their order of seniority and on a pro rata basis; and

(3)	the Members shall be paid next, on a pro rata basis, in proportion to the net asset value of the Shares held by such Persons.

(b)              Anything in this Section 7.2 to the contrary notwithstanding, but subject to the priorities set forth in Section 7.2(a) hereof, upon dissolution of the Fund, the Board or other Liquidating Trustee may distribute ratably in kind any assets of the Fund; provided, however, that if any in-kind distribution is to be made, the assets distributed in kind shall be valued pursuant to Section 8.2 hereof as of the actual date of their distribution and charged as so valued and distributed against amounts to be paid under Section 7.2(a) hereof.

ARTICLE VIII

ACCOUNTING, VALUATIONS AND WITHHOLDING

8.1          Accounting and Reports.

(a)          The Fund shall adopt for tax accounting purposes any accounting method which the Board shall decide in its sole discretion is in the best interests of the Fund. The Fund's accounts shall be maintained in U.S. currency.

(b)          After the end of each Taxable Year, and as soon as reasonably practicable after receipt of the necessary information from the Investments of the Fund, the Fund shall furnish to each Member such information regarding the operation of the Fund and such Member's Shares as is necessary for Members to complete U.S. federal and state income tax or information returns and any other tax information required by U.S. federal or state law.

(c)          Except as otherwise required by the 1940 Act, or as may otherwise be permitted by rule, regulation or order, within 60 days after the close of the period for which a report required under this Section 8.1(c) is being made, the Fund shall furnish to each Member a semi-annual report and an annual report containing the information required to be provided to a Member by the 1940 Act. The Fund shall cause financial statements contained in each annual report furnished hereunder to be accompanied by a certificate of independent public accountants based upon an audit performed in accordance with generally accepted accounting principles. The Fund may furnish one or more Members such other periodic reports as it deems necessary or appropriate in its sole discretion.

(d)          Except as set forth specifically in this Section 8.1 and to the fullest extent permitted by Section 18-305 of the Delaware Act, no Member shall have the right to obtain any other information about the business or financial condition of the Fund, about any other Member or former Member or about the affairs of the Fund. No act of the Fund, the Adviser or any other Person that results in a Member being furnished any such information shall confer on such Member or any other Member the right in the future to receive such or similar information or constitute a waiver of, or limitation on, the Fund's ability to enforce the limitations set forth in the first sentence of this Section 8.1(d).

8.2         Valuation of Assets.

(a)          Except as may be required by the 1940 Act, the Board shall value or have valued any Securities or other assets and liabilities of the Fund as of the close of business on the last day of each Fiscal Period or more frequently, in the discretion of the Board, in accordance with such valuation procedures as shall be established from time to time by the Board and which conform to the requirements of the 1940 Act. Investments shall be valued at fair value in accordance with procedures adopted by the Board. In determining the value of the assets of the Fund, no value shall be placed on the goodwill or name of the Fund, or the office records, files, statistical data or any similar intangible assets of the Fund not normally reflected in the Fund's accounting records, but there shall be taken into consideration any items of income earned but not received, expenses incurred but not yet paid, liabilities, fixed or contingent, and any other prepaid expenses to the extent not otherwise reflected in the books of account, and the value of options or commitments to purchase or sell Securities or commodities pursuant to agreements entered into prior to such valuation date.

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(b)          The value of Securities and other assets of the Fund and the net worth of the Fund as a whole determined pursuant to this Section 8.2 shall be conclusive and binding on all of the Members and all parties claiming through or under them.

8.3         Withholding.

(a)          If requested by the Fund, each Member shall, if able to do so, provide the Fund with: (i) an affidavit in form satisfactory to the Fund that the applicable Member (or its partners, as the case may be) is not subject to withholding under the provisions of any U.S. federal, state, local, foreign or other law; (ii) any certificate that the Fund may reasonably request with respect to any such laws; and/or (iii) any other form or instrument reasonably requested by the Fund relating to any Member's status under such law. In the event that a Member fails or is unable to deliver to the Fund an affidavit described in clause (i) of this subsection (a), the Fund may withhold amounts from such Member in accordance with Section 8.3(b).

(b)          The Fund may withhold or make tax payments on behalf of, or with respect to, any Member and remit such amounts to the Internal Revenue Service (or any other relevant taxing authority) from any distribution to any Member to the extent required by the Code or any other applicable law, or if required to do so by the Internal Revenue Service.

(c)          For purposes of this Agreement, any taxes so withheld or paid over by the Fund with respect to any amount distributed by the Fund to any Member shall be deemed to be a distribution or payment to such Member, reducing the amount otherwise distributable to such Member pursuant to this Agreement.

(d)          The Board shall not be obligated to apply for or obtain a reduction of or exemption from withholding tax on behalf of any Member that may be eligible for such reduction or exemption. To the extent that a Member claims to be entitled to a reduced rate of, or exemption from, a withholding tax pursuant to an applicable income tax treaty, or otherwise, the Member shall furnish the Board with such information and forms as such Member may be required to complete where necessary to comply with any and all laws and regulations governing the obligations of withholding tax agents. Each Member represents and warrants that any such information and forms furnished by such Member shall be true and accurate.

(e)          Unless otherwise agreed to in writing by the Adviser and the Board, each Member shall, to the fullest extent permitted by applicable law, indemnify and hold harmless the Fund, the Adviser, the Board and any designated agents of the Fund to the extent any such Person or entity is deemed to be the responsible withholding agent for U.S. federal, state or local or foreign income tax purposes, against all claims, liabilities and expenses of whatever nature (other than any claims, liabilities and expenses in the nature of penalties and accrued interest thereon that result from such Person or entity's gross negligence, willful misconduct or fraud) relating to the Fund's, the Adviser's, the Board's, or any designated agent's obligation to withhold and to pay over, or otherwise to pay, any withholding or other taxes payable by the Fund, the Adviser or the Board with respect to such Member or as a result of such Member's participation in the Fund.

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ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1         Amendment of Limited Liability Company Agreement.

(a)          Except as otherwise provided in this Section 9.1, this Agreement may be amended, in whole or in part, with the approval of (i) the Board (including the vote of a majority of the Independent Directors, if required by the 1940 Act) or (ii) if required by the 1940 Act, the approval of the Members by such vote as is required by the 1940 Act.

(b)          Any amendment that would:

(1)	increase the obligation of a Member to make any capital contribution to the Fund;

(2)	reduce the rights attaching to the Shares held by any Person as against the rights attaching to the Shares held by any other Person, except to the extent specifically contemplated by Section 6.1(i); or

(3)	modify the events causing the dissolution of the Fund;

may be made only if (i) the written consent of each Member adversely affected thereby is obtained prior to the effectiveness thereof or (ii) such amendment does not become effective until (A) each Member has received written notice of such amendment (other than an amendment described in Section 9.1(c) hereof) and (B) any Member objecting to such amendment has been afforded a reasonable opportunity (pursuant to such procedures as may be prescribed by the Board) to tender his or her Shares for repurchase by the Fund. Any amendment pursuant to Section 9.1(c) hereof shall not be subject to the provisions of this Section 9.1(b).

(c)          The Board at any time without the consent of the Members may:

(1)	restate this Agreement together with any amendments hereto which have been duly adopted in accordance herewith to incorporate such amendments in a single, integrated document;

(2)	amend this Agreement (other than with respect to the matters set forth in Section 9.1(b) hereof) to effect compliance with any applicable law or regulation or to cure any ambiguity or to correct or supplement any provision hereof which may be inconsistent with any other provision hereof; and

(3)	amend this Agreement, taking due consideration of the interests of the Members as a whole to make such changes as may be necessary or desirable, based on advice of legal counsel to the Fund, to assure the Fund maintains its then-current U.S. federal tax treatment or, at the Fund's sole discretion, change its U.S. federal tax treatment.

(d)          The Board shall give written notice of any proposed amendment to this Agreement to each Member, which notice shall set forth (i) the text of the proposed amendment or (ii) a summary thereof and a statement that the text thereof will be furnished to any Member upon request.

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Upon obtaining such approvals required by this Agreement and without any further action or execution by any other Person, including any Member, (i) any amendment, restatement, modification or waiver of this Agreement shall be implemented and reflected in a writing executed solely by the Adviser or any one Director and (ii) the Member, and any other party to this Agreement, shall be deemed a party to and bound by such amendment, restatement, modification or waiver of this Agreement.

9.2         Special Power of Attorney.

(a)          Each Member hereby irrevocably makes, constitutes and appoints the Adviser and each of the Directors, acting severally, and any Liquidating Trustee of the Fund's assets appointed pursuant to Section 7.2 hereof with full power of substitution, the true and lawful representatives and attorneys-in-fact of, and in the name, place and stead of, such Member, with the power from time to time to make, execute, sign, acknowledge, swear to, verify, deliver, record, file and/or publish:

(1)	any amendment to this Agreement which complies with the provisions of this Agreement;

(2)	any amendment to the Certificate required because this Agreement is amended or as otherwise required by the Delaware Act;

(3)	any instrument related to the admission, removal, Transfer or resignation of any Member or Substituted Member;

(4)	any document or instrument that may be necessary or appropriate to effect the dissolution, winding up, liquidation and termination of the Fund, pursuant to the terms hereof; and

(5)	all other such instruments, documents and certificates that, in the view of legal counsel to the Fund, from time to time may be required by the laws of the United States of America, the State of Delaware or any other jurisdiction in which the Fund shall determine to do business, or any political subdivision or agency thereof, or that such legal counsel may deem necessary or appropriate to effectuate, implement and continue the valid existence and business of the Fund as a limited liability company under the Delaware Act.

(b)          Each Member is aware that the terms of this Agreement permit certain amendments to this Agreement to be effected and certain other actions to be taken or omitted by or with respect to the Fund without such Member's consent. If an amendment to the Certificate or this Agreement or any action by or with respect to the Fund is taken in the manner contemplated by this Agreement, each Member agrees that, notwithstanding any objection which such Member may assert with respect to such action, the attorneys-in-fact appointed hereby are authorized and empowered, with full power of substitution, to exercise the authority granted above in any manner which may be necessary or appropriate to permit such amendment to be made or action lawfully taken or omitted. Each Member is fully aware that each Member will rely on the effectiveness of this special power-of-attorney with a view to the orderly administration of the affairs of the Fund.

(c)          This power-of-attorney is a special power-of-attorney and is coupled with an interest in favor of the Adviser and each of the Directors, acting severally, and any Liquidating Trustee of the Fund's assets, appointed pursuant to Section 7.2 hereof, and as such:

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(1)	shall be irrevocable and continue in full force and effect notwithstanding the subsequent death or incapacity of any party granting this power-of-attorney, regardless of whether the Fund, the Adviser, the Board or any Liquidating Trustee shall have had notice thereof; and

(2)	shall survive the delivery of a Transfer by a Member of its Shares, except that where the transferee thereof has been approved by the Board for admission to the Fund as a Substituted Member, this power-of-attorney given by the transferor shall survive the delivery of such assignment for the sole purpose of enabling the Adviser, the Board or any Liquidating Trustee to execute, acknowledge and file any instrument necessary to effect such substitution.

9.3         Notices.

Notices which may or are required to be provided under this Agreement shall be made, if to a Member, by regular mail, hand delivery, registered or certified mail return receipt requested, commercial courier service, electronic means (including e-mail) or, if to the Fund, by registered or certified mail, return receipt requested, and shall be addressed to the respective parties hereto at their addresses as set forth on the books and records of the Fund (or to such other addresses as may be designated by any party hereto by notice addressed to the Fund in the case of notice given to any Member, and to each of the Members in the case of notice given to the Fund). Notices shall be deemed to have been provided when delivered by hand, on the date indicated as the date of receipt on a return receipt or when received if sent by regular mail, e-mail or commercial courier service. A document that is not a notice and that is required to be provided under this Agreement by any party to another party may be delivered by any reasonable means.

9.4         Agreement Binding Upon Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, assigns, executors, trustees or other legal representatives, but the rights and obligations of the parties hereunder may not be Transferred or delegated except as provided in this Agreement and any attempted Transfer or delegation thereof which is not made pursuant to the terms of this Agreement shall, to the fullest extent permitted by law, be void.

9.5         Applicability of 1940 Act and Form N-2.

The parties hereto acknowledge that this Agreement is not intended to, and does not set forth the substantive provisions contained in the 1940 Act and the Form N-2 which affect numerous aspects of the conduct of the Fund's business and of the rights, privileges and obligations of the Members. Each provision of this Agreement shall be subject to and interpreted in a manner consistent with the applicable provisions of the 1940 Act and the Form N-2.

9.6         Choice of Law; Arbitration.

(a)          Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed under the laws of the State of Delaware, including the Delaware Act, without regard to the conflict of law principles of such State.

(b)          Unless otherwise agreed to in writing by the Adviser, each Member agrees to submit all controversies arising between or among Members or one or more Members and the

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Fund in connection with the Fund or its businesses or concerning any transaction, dispute or the construction, performance or breach of this or any other agreement, whether entered into prior to, on or subsequent to the date hereof, to arbitration in accordance with the provisions set forth below. Each Member understands that:

(1)	arbitration is final and binding on the parties;

(2)	the parties are waiving their rights to seek remedies in court, including the right to jury trial;

(3)	pre-arbitration discovery is generally more limited than and different from court proceedings;

(4)	the arbitrator's award is not required to include factual findings or legal reasoning and a party's right to appeal or to seek modification of rulings by arbitrators is strictly limited; and

(5)	a panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.

(c)          Controversies shall be determined by arbitration before, and only before, an arbitration panel convened by The New York Stock Exchange, Inc. (the "NYSE") or the Financial Industry Regulatory Authority ("FINRA") to the fullest extent permitted by law. The parties may also select any other national securities exchange's arbitration forum upon which a party is legally required to arbitrate the controversy, to the fullest extent permitted by law. Such arbitration shall be governed by the rules of the organization convening the panel, to the fullest extent permitted by law. If the NYSE, FINRA, or other national securities exchange board does not accept the arbitration for consideration, the arbitration shall be determined before an arbitration panel in New York, New York selected from and administered by J.A.M.S. Inc. in accordance with its then existing arbitration rules or procedures. Judgment on any award of any such arbitration may be entered in the Supreme Court of the State of New York or in any other court having jurisdiction over the party or parties against whom such award is rendered. Each Member agrees that the determination of the arbitrators shall be binding and conclusive upon them.

(d)          To the fullest extent permissible by applicable law and unless otherwise agreed to in writing by the Adviser and the Board, each Member hereby waives any right to assert any claim or participate in any claim against the Fund, the Board, the Adviser, a Member or any of their officers, affiliates or representative by means of any class action, collective action or representative action, whether as a class representative or as a member of a class. If, notwithstanding the foregoing waiver, a court or law permits a Member to participate in a class, collective or representative action, then such Member nevertheless agrees that the prevailing party shall not be entitled to recover attorneys' fees or costs associated with pursuing the class or representative action, and the Member who initiates or participates as a member of the class will not submit a claim or otherwise participate in any recovery secured through the class, collective or representative action.

9.7         Not for Benefit of Creditors.

The provisions of this Agreement are intended only for the regulation of relations among past, present and future Members, the Adviser, officers of the Fund, Directors and the Fund. This

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Agreement is not intended for the benefit of non-Member creditors and no rights are granted to non-Member creditors under this Agreement (except as provided in Section 3.7 hereof).

9.8         Consents.

Any and all consents, agreements or approvals provided for or permitted by this Agreement shall be in writing and a signed copy thereof shall be filed and kept with the books of the Fund.

9.9         Merger and Consolidation.

(a)          Notwithstanding any other provision of this Agreement, the Fund may, without the consent of any other Member or Person being required: (1) merge or consolidate with or into one or more limited liability companies formed under the Delaware Act or other business entities (as defined in Section 18-209(a) of the Delaware Act) pursuant to an agreement of merger or consolidation which has been approved by the Board; or (2) divide into one or more domestic limited liability companies pursuant to a plan of division which has been approved by the Board.

(b)          Notwithstanding anything to the contrary contained elsewhere in this Agreement, an agreement of merger or consolidation approved in accordance with Section 18-209(b) of the Delaware Act may (i) effect any amendment to this Agreement, (ii) effect the adoption of a new limited liability company agreement for the Fund if it is the surviving or resulting limited liability company in the merger or consolidation, or (iii) provide that the limited liability company agreement of any other constituent limited liability company to the merger or consolidation (including a limited liability company formed for the purpose of consummating the merger or consolidation) shall be the limited liability company agreement of the surviving or resulting limited liability company.

(c)          Notwithstanding anything to the contrary contained elsewhere in this Agreement, a plan of division approved in accordance with Section 18-217(c) of the Delaware Act may (i) effect any amendment to this Agreement if the Fund is a surviving company in the division, (ii) may effect the adoption of a new limited liability company agreement for the Fund if it is a surviving company in the division, and (iii) shall effect the adoption of a new limited liability company agreement for each resulting company in the division.

9.10       Pronouns.

All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Person or Persons, firm or corporation may require in the context thereof.

9.11       Confidentiality.

(a)          Each Member covenants that, except as required by applicable law or any regulatory body, it will not divulge, furnish or make accessible to any other Person the name or address (whether business, residence or mailing) of any Member (collectively, "Confidential Information") without the prior written consent of the Board, which consent may be withheld in its sole discretion.

(b)          Each Member recognizes that in the event that this Section 9.11 is breached by any Member or any of its principals, partners, members, directors, officers, employees or agents or any of its affiliates, including any of such affiliates' principals, partners, members, directors, officers, employees or agents, irreparable injury may result to the non-breaching Members and the Fund. Accordingly, in addition to any and all other remedies at law or in equity to which the non-breaching Members and the

26

Fund may be entitled, such Members also shall have the right to seek any equitable relief, including, without limitation, injunctive relief, to prevent any disclosure of Confidential Information, plus reasonable attorneys' fees and other litigation expenses incurred in connection therewith.

(c)          Notwithstanding anything to the contrary in this Agreement, the Fund, the Board or the Adviser shall have the right to keep confidential from the Members for such period of time as it deems reasonable any information which the Board or the Adviser reasonably believes to be in the nature of trade secrets or other information the disclosure of which the Board or the Adviser in good faith believes is not in the best interest of the Fund or could damage the Fund or its business or which the Fund is required by law or by agreement with a third party to keep confidential.

9.12       Severability.

If any provision of this Agreement is determined by a court of competent jurisdiction not to be enforceable in the manner set forth in this Agreement, each Member agrees that it is the intention of the Members that such provision should be enforceable to the maximum extent possible under applicable law. If any provisions of this Agreement are held to be invalid or unenforceable, such invalidation or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement (or portion thereof).

9.13       Filing of Returns.

The Board or its designated agent shall prepare and file, or cause the accountants of the Fund to prepare and file, a U.S. federal income tax return in compliance with Section 6012 of the Code and any required state and local income tax and information returns for each Taxable Year of the Fund.

9.14       Tax Election.

Any officer, Director or Member (at the request of the Board) is hereby authorized to make any election and to take any necessary or appropriate action in connection therewith to cause the Fund to be classified as an association taxable as a corporation for U.S. federal tax purposes.

9.15       Entire Agreement.

This Agreement (including the Schedule attached hereto which is incorporated herein), any Subscription Agreements and any side letters constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

9.16       Discretion.

Notwithstanding anything to the contrary in this Agreement or any agreement contemplated herein or in any provisions of law or in equity, whenever in this Agreement, a Person is permitted or required to make a decision (i) in its "sole discretion" or "discretion" or under a grant of similar authority or latitude, such Person shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall, to the fullest extent permitted by law, have no duty or obligation to give any consideration to any interest of or factors affecting the Fund or the Members, or (ii) in its "good faith" or under another express standard, then such Person shall act under such express standard.

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9.17       Counterparts.

This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart. For the avoidance of doubt, a Person's execution and delivery of this Agreement by electronic signature and electronic transmission (jointly, an "Electronic Signature"), including by DocuSign® or other similar method, shall constitute the execution and delivery of a counterpart of this Agreement by or on behalf of such Person and shall bind such Person to the terms of this Agreement. The parties hereto agree that this Agreement and any additional information incidental hereto may be maintained as electronic records. Any Person executing and delivering this Agreement by Electronic Signature further agrees to take any and all reasonable additional actions, if any, evidencing its intent to be bound by the terms of this Agreement, as may be reasonably requested by the Fund, the Adviser, an officer thereof or the Board or its designees.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

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EACH OF THE UNDERSIGNED ACKNOWLEDGES HAVING READ THIS AGREEMENT IN ITS ENTIRETY BEFORE SIGNING, INCLUDING THE ARBITRATION CLAUSE SET FORTH IN SECTION 9.6 AND THE CONFIDENTIALITY CLAUSE SET FORTH IN SECTION 9.11.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

ORGANIZATIONAL MEMBER:

/s/ Barry M. Klayman
Name: Barry M. Klayman

BBR PARTNERS, LLC, as Adviser

By:	/s/ Todd C. Whitenack
Name: Todd C. Whitenack
Title: Authorized Person

ADDITIONAL MEMBERS:

Each Person who has signed, or has had signed on its behalf, an appropriate signature page of an instrument pursuant to which such Member agrees to be bound by all the terms and provisions hereof, which shall constitute a counterpart hereof.

The undersigned understand and agree to the provisions of this Agreement pertaining to the obligations of Directors.

/s/ Michael W. Anson
Name:	Michael W. Anson
Title:	Director

/s/ Aaron F. Hood
Name:	Aaron F. Hood
Title:	Director

/s/ Steven M. Kass
Name:	Steven M. Kass
Title:	Director

/s/ Theodore D. Seides
Name:	Theodore D. Seides
Title:	Director

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SCHEDULE I

Schedule of Directors

Michael W. Anson

Aaron F. Hood

Steven M. Kass

Theodore D. Seides

Sch. I